Exhibit 10.47

Amendment to Convertible Promissory Note and Warrant Purchase Agreement and

Convertible Promissory Notes

This Agreement, dated this 22nd day of October, 2007, amends that certain Convertible Promissory Note and Purchase Agreement, dated April 19, 2007, by and among Allozyne, Inc., a Delaware corporation (the “Company”) and the Purchasers named therein (the “Note Agreement”), and the Convertible Promissory Notes issued pursuant to the Note Agreement (the Notes”). Defined terms not defined herein shall have the meaning ascribed to them in the Note Agreement and the Notes.

Whereas, the Purchasers and the Company desire to amend the terms of the Note Agreement and Notes in order to allow the Purchasers to convert all outstanding principal and accrued and unpaid interest into shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred”); and

Whereas, the written consent of the Company and the holders of at least a majority of the outstanding aggregate principal amount of the Notes is required to amend the Note Agreement and Notes on behalf of all holders of the Notes.

Now therefore, the undersigned, on behalf of themselves and all holders of the Notes, hereby agree that notwithstanding anything to the contrary set forth in the Note Agreement or Notes, upon the consummation of the First Closing (as defined in that certain Series B Convertible Preferred Stock Purchase Agreement, dated as of October 22, 2007, by and among the Company and the other parties named therein), the outstanding principal and all accrued and unpaid interest of the Notes shall automatically convert into shares of Series A Preferred pursuant to Section 1 of the Notes.

Except to the extent amended hereby, the terms and provisions of the Note Agreement and Notes shall remain in full force and effect.

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